Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Stock Option and Incentive Plan and the 2019 Employee Stock Purchase Plan of Health Catalyst, Inc. of our reports dated February 22, 2024, with respect to the consolidated financial statements of Health Catalyst, Inc. and the effectiveness of internal control over financial reporting of Health Catalyst, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, UT
February 22, 2024